SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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Filed by a party other than the registrant ☐
Check the appropriate box:
☐ Preliminary proxy statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting material pursuant to Rule 14a-12
AMERICAN PHYSICIANS CAPITAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

     ☐ Fee paid previously with preliminary materials.

     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

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1301 NORTH HAGADORN ROAD
EAST LANSING, MICHIGAN 48823

March 26, 2010

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders, which will be held on May 11, 2010 at 8:30 a.m. Eastern Time at our corporate headquarters in East Lansing, Michigan. After the formal business session, there will be a report to the shareholders on the state of the Company and a question and answer session.

The attached notice and proxy statement describe the items of business to be transacted at the meeting. Your vote is important, regardless of the number of shares you own. I urge you to vote now, even if you plan to attend the Annual Meeting. You can vote your shares in person or by phone, Internet, or mail. Follow the instructions on the enclosed proxy card. If you receive more than one proxy card, please vote each card. Remember, you can always vote in person at the Annual Meeting even if you do so now, provided you are a shareholder of record or have a legal proxy from a shareholder of record.

Sincerely,

AMERICAN PHYSICIANS CAPITAL, INC.

R. Kevin Clinton,
President and Chief Executive Officer

East Lansing, Michigan
March 26, 2010

1301 NORTH HAGADORN ROAD
EAST LANSING, MICHIGAN 48823
(517) 351-1150

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 11, 2010

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Physicians Capital, Inc. will be held at 1301 North Hagadorn Road, East Lansing, Michigan 48823 on May 11, 2010, at 8:30 a.m. Eastern Time, for the following purposes:

(1) To elect two Class III directors to serve until the 2013 Annual Meeting of Shareholders;

(2) To ratify the appointment of BDO Seidman, LLP, our independent registered public accounting firm, to audit our consolidated financial statements for 2010; and

(3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 15, 2010 are entitled to vote at the Annual Meeting.

YOUR VOTE IS IMPORTANT

PLEASE VOTE ON THE ENCLOSED PROXY CARD NOW EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU CAN VOTE BY SIGNING, DATING AND RETURNING YOUR PROXY CARD BY MAIL IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, OR BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE A SHAREHOLDER OF RECORD OR HAVE A LEGAL PROXY FROM A SHAREHOLDER OF RECORD.

By Order of the Board of Directors,

ANNETTE E. FLOOD
Secretary

East Lansing, Michigan
March 26, 2010

American Physicians Capital, Inc.
1301 North Hagadorn Road
East Lansing, Michigan 48823
(517) 351-1150

March 26, 2010

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of American Physicians Capital, Inc., or the Company, a Michigan corporation, for use at the Company’s 2010 Annual Meeting of Shareholders, and at any and all adjournments and postponements thereof, for the purposes set forth in the accompanying notice. We intend to begin mailing this proxy statement, the attached Notice of Annual Meeting and the accompanying proxy card to shareholders on or about March 26, 2010. The following are questions and answers that will convey important information regarding the Annual Meeting and how to vote your shares. For the sake of clarity, references to “we,” “our” and “us” are to the Company.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. Q:	Who may vote?

A:	Shareholders of our common stock as of the close of business on the record date of March 15, 2010 are entitled to vote at the Annual Meeting. Our common stock is our only class of outstanding voting securities.

2. Q:	What am I voting on?

A:	You are being asked to vote on the election of two Class III directors to serve until the 2013 Annual Meeting of Shareholders. You are also being asked to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm to audit our consolidated financial statements for 2010.

3. Q:	When and where will the Annual Meeting be held?

A:	The meeting will be held at 8:30 a.m. Eastern Time on May 11, 2010 at our headquarters located at 1301 North Hagadorn Road, East Lansing, Michigan 48823.

4. Q:	What is the difference between a shareholder of record and a beneficial owner?

A:	You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent (Illinois Stock Transfer Company). The proxy statement, proxy card and annual report are being mailed directly to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote your proxy card either by telephone, Internet or by mail to ensure that your vote is counted.

You are considered a beneficial owner if your shares are held in a stock brokerage account or by a bank or other nominee. This is also commonly referred to as holding shares in “street name.” For shareholders that own their shares in street name, a Notice of Internet Availability of Proxy Materials (the “Notice”) was sent out that includes instructions on how to access and review the proxy materials on the Internet. The Notice also includes instructions for our street name shareholders on how to access the proxy card to vote over the Internet. You are also invited to attend the Annual Meeting. However, since as a beneficial owner you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a legal proxy from your bank, broker or other agent or nominee.

5. Q:	How do I cast my vote?

A:	There are four different ways you may cast your vote this year. You may vote by:

(1) telephone, using the toll-free number listed on each proxy card, if you are a shareholder of record. Please follow the instructions on your proxy card. If you vote using the telephone, you do not need to mail in your proxy card;

(2) Internet, go to the voting site at http:/www.ilstk.com, click on “I am a Shareholder,” select “Internet Voting” and follow the instructions on the screen. When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card. If you vote using the Internet, you do not need to mail in your proxy card;

(3) signing, dating and mailing each proxy card and returning it in the envelope provided; or

(4) attending the Annual Meeting and voting in person if you are a shareholder of record or, if you are a beneficial owner and have a legal proxy from the shareholder of record.

A Notice was sent out to shareholders who hold their shares in “street name” that included instructions on how to access the proxy card to vote over the Internet.

6. Q:	How do I vote if I attend the Annual Meeting?

A:	If you are a shareholder of record, you can attend the Annual Meeting and vote in person the shares you hold directly in your name. If you choose to do that, please bring the enclosed proxy card or proof of identification. If you want to vote in person at our Annual Meeting and you hold our common stock through a bank, broker or other agent or nominee, you must obtain a power of attorney or other proxy authority from that organization and bring it to our Annual Meeting. Follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a power of attorney or other proxy authority. If you vote in person at the Annual Meeting, you will revoke any prior proxy you may have submitted.

7. Q:	How do I revoke or change my vote?

A:	You may revoke your proxy and change your vote at any time prior to voting at the Annual Meeting by:

(1) notifying our corporate Secretary in writing;

(2) voting by telephone or Internet prior to Sunday, May 9, 2010 at 11:59 p.m. Central Time, since only your latest vote will be counted;

(3) signing and returning, prior to the Annual Meeting, another proxy card that is dated after the date of the vote (by telephone, Internet or proxy card) you wish to revoke or change; or

(4) voting in person at the Annual Meeting (if you are a shareholder of record or have a legal proxy from a shareholder of record).

If your shares are held in street name, refer to the Notice that was sent to you or you may contact your broker or nominee to revoke your proxy.

8. Q:	How many shares can vote at the Annual Meeting?

A:	As of the record date, 9,696,287 shares of our common stock were outstanding. Every shareholder of common stock is entitled to one vote for each share held.

9. Q:	What is a “quorum?”

A:	A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding on the record date. There must be a quorum present for the meeting to be held. All shares represented at the Annual Meeting in person or by proxy (including those voted by telephone or Internet) will be counted toward the quorum.

10. Q:	Who will count the vote?

A:	A representative from the Illinois Stock Transfer Company, our transfer agent, will count the votes and act as inspector of election.

11. Q:	Who can attend the Annual Meeting?

A:	All shareholders who owned shares on March 15, 2010, may attend. Please indicate that you plan to attend by checking the box on your proxy card, or pressing the appropriate key if voting by telephone or by Internet.

12. Q:	How will the voting on any other business be conducted?

A:	If any other business is properly presented at the Annual Meeting, R. Kevin Clinton and Frank H. Freund, officers of the Company and the named proxies, generally will have authority to vote your shares voted on our proxy card on such matters in their discretion.

13. Q:	How is my proxy tabulated if I sign and date my proxy card but do not indicate how I want to vote?

A:	If you do not indicate on the proxy card how you want your votes cast, the proxies (Mr. Clinton or Mr. Freund, as your representatives) will vote your shares FOR all of the nominees for director listed in the proxy card, FOR the ratification of the appointment of the independent registered public accounting firm and FOR any other matters presented by the Board for action at the Annual Meeting.

14. Q:	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or Internet?

A:	If your shares are held in street name, your brokerage firm may either vote your shares on “routine matters” (such as the ratification of the independent registered public accounting firm) or leave your shares unvoted. The election of directors is not considered a “routine matter” and brokerage firms can not vote your shares for you on this matter without instructions from you. If do NOT provide instructions as to how to vote your shares on the election of directors, your shares will NOT be voted on this matter. We encourage you to follow the instructions on the Notice sent to you on how to vote your shares over the Internet. This enables your shares to be voted at the meeting as you direct.

If you are a shareholder of record and do not vote your proxy by telephone, Internet, mail or vote your shares in person at the Annual Meeting, your shares will not be voted.

15. Q:	Who pays the cost of the distribution and solicitation of proxies?

A:	The cost of solicitation of proxies by the Board of Directors, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our shareholders, will be borne by us. Proxies will be solicited primarily by mail and may also be solicited by directors, officers and other employees of the Company without additional compensation. We will also reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses to forward proxy materials to the beneficial owners of the shares they hold of record who request paper copies of such materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 11, 2010

We are furnishing our proxy statement and annual report to shareholders on the Internet at the following website: http://www.allianceproxy.com/apcapital/2010, in addition to mailing paper copies of the proxy materials to each shareholder of record. Directions to attend the meeting in person may be obtained by contacting us at (517) 351-1150.

For shareholders that own their shares in street name, a Notice of Internet Availability of Proxy Materials was sent out that included instructions on how to access and review the proxy materials on the Internet, how to access the proxy card to vote your shares over the Internet and how to request a printed set of these materials at no charge.

IMPORTANT NOTICE REGARDING DELIVERY OF ANNUAL REPORT AND PROXY STATEMENT

To reduce the expenses of delivering duplicate materials to our shareholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials and our 2009 Annual Report to shareholders who share the same address, unless otherwise requested. Each shareholder retains a separate right to vote on all matters presented at the meeting.

If you share an address with another shareholder and have received only one set of materials and are considered a beneficial owner because your shares are held in a stock brokerage account or by a bank, you should contact your brokerage firm or bank to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate materials or request that your bank or brokerage firm only send one set of materials to you if you are receiving multiple copies.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the common stock as of March 1, 2010, except as otherwise indicated, by

•	each current director,

•	each director nominee,

•	each person named in the Summary Compensation Table under “Compensation of Executive Officers,”

•	all current directors and executive officers as a group, and

•	each person who is known by us to own beneficially 5% or more of our outstanding shares of common stock (each, a “5% Owner”).

The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on March 1, 2010 or within 60 days thereafter through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table:

	Number of
Name	Shares(1)	% of Class

Billy B. Baumann, M.D.(2)	59,683	*
R. Kevin Clinton(3)	331,697	3.4
Stephen H. Haynes, M.D.	27,400	*
AppaRao Mukkamala, M.D.(4)	51,132	*
Mitchell A. Rinek, M.D.(5)	6,000	*
Spencer L. Schneider(6)	1,158	*
Joseph D. Stilwell(6)	1,291,964	13.3
Larry W. Thomas	—
Annette E. Flood	108,880	1.1
Frank H. Freund(7)	145,782	1.5
All current executive officers and directors as a group (10 persons)(2)(3)(4)(5)(6)(7)	2,023,696	20.2
Stilwell Value Partners II, L.P., Stilwell Value Partners V, L.P., Stilwell Associates, L.P., Stilwell Partners, L.P., Stilwell Offshore Ltd., Stilwell Associates Insurance Fund of the S.A.L.I. Multiseries Fund L.P., Stilwell Advisors LLC, Stilwell Management LLC, and Stilwell Value LLC(6)	1,291,964	13.3
BlackRock, Inc.(8)	825,285	8.5
JPMorgan Chase & Co.(9)	596,394	6.1
The Vanguard Group, Inc.(10)	595,391	6.1
Allianz Global Investors Management Partners LLC and NFJ Investment Group(11)	556,233	5.7

*	Less than one percent.

(1)	Includes shares that may be acquired upon exercise of options granted by the Company by the following persons: Mr. Freund — 80,000 shares; Mr. Clinton — 159,996 shares; Ms. Flood — 89,997 shares; and all current executive officers and directors as a group — 329,993 shares.

(2)	Includes 47,430 shares of common stock held of record by the Rachel A. Baumann Revocable Living Trust U/A dated November 22, 1982, of which Dr. Baumann has power of attorney and 2,000 shares of common stock held of record by Rachel A. Baumann in her individual retirement account. Also includes 253 shares of common stock held of record by Dr. Baumann’s children. Dr. Baumann shares dispositive power, but has no voting power over these 253 shares.

(3)	Includes 109,854 shares of common stock held of record by the R. Kevin Clinton Trust U/A dated August 29, 2001, 39,999 shares held of record by his spouse’s trust and 10,535 shares held of record by his spouse’s individual retirement account. Mr. Clinton has sole voting and dispositive power with respect to the shares held in his trust and shares the voting and dispositive power with respect to the shares held in his spouse’s trust and individual retirement account.

(4)	Includes 15,333 shares of common stock held of record by the Mukkamala Family Ltd. Partnership, a limited partnership of which Dr. Mukkamala is the general partner and has sole dispositive and voting power with respect to these shares. Includes 33,799 shares of common stock held of record by AppaRao Mukkamala Trust U/A dated October 28, 1996 as to which Dr. Mukkamala is the trustee and has sole dispositive and voting power.

(5)	Includes 2,000 shares of common stock held of record by the Nancy K. Rinek Living Trust U/A dated March 21, 1997, as to which Dr. Rinek shares voting and dispositive power.

(6)	Stilwell Value Partners II, L.P. and various affiliated entities and individuals has represented to us that it currently beneficially owns 1,291,964 shares of our common stock. Joseph Stilwell and the named entities share the voting and dispositive power with respect to all of the shares they own. The business address of Stilwell Value Partners II, L.P., Stilwell Value Partners V. L.P., Stilwell Associates, L.P., Stilwell Partners, L.P., Stilwell Offshore Ltd., Stilwell Associates Insurance Fund of the S.A.L.I. Multiseries Fund L.P., Stilwell Advisors LLC, Stilwell Management LLC, Stilwell Value LLC and Joseph Stilwell is 111 Broadway, 12th Floor, New York, New York 10006. Mr. Schneider is a joint filer on Schedule 13D with Mr. Stilwell and such entities with respect to ownership of our common shares.

(7)	Includes 65,182 shares of common stock held of record by the Frank H. Freund Living Trust No. 1 U/A/D dated April 3, 2008 and 600 shares of common stock held of record by Mr. Freund’s children. Mr. Freund has sole voting and dispositive power with respect to the shares held in his trust and shares voting and dispositive power with respect to the shares held by his children.

(8)	Based on information contained in a Form 13G filed on January 29, 2010, with information as of December 31, 2009. BlackRock, Inc. has sole voting and dispositive power with respect to all of the shares shown in the table. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(9)	Based on information contained in a Form 13G filed on January 28, 2010, with information as of December 31, 2009. JP Morgan Chase & Co. has sole voting power with respect to 553,930 shares and sole dispositive power with respect to all of the shares shown in the table. The business address of JP Morgan Chase & Co. is 270 Park Avenue, New York, New York 10017.

(10)	Based on information contained in a Form 13G filed on February 8, 2010, with information as of December 31, 2009. The Vanguard Group, Inc. is a registered investment advisor which has sole voting power and shared dispositive power with respect to 16,328 shares, and sole dispositive power with respect to 579,053 shares. The business address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(11)	Based on information contained in a Form 13G filed on February 12, 2010, with information as of December 31, 2009. NFJ Investment Group (NFJ), a register investment advisor, is a wholly owned subsidiary of Allianz Global Investors Management Partners LLC (AGIMP), a parent holding company. NFJ has sole voting and dispositive power with respect to all of the shares shown in the table. The business address of AGIMP is 680 Newport Center Drive, Suite 250, Newport Beach, California 92660 and of NFJ is 2100 Ross Avenue, Suite 700, Dallas, Texas 75201.

ELECTION OF DIRECTORS

Background

Our Articles of Incorporation divide the directors into three classes designated Class I, Class II and Class III. Each year, on a rotating basis, the terms of office of the directors in one of the three classes expire. Successors to the class of directors whose terms have expired will be elected for a three-year term. The term for the Class III directors who are being elected this year will expire at the 2013 Annual Meeting of Shareholders or upon the election and qualification of their successors. Directors are elected by a plurality of the votes cast, so that only votes cast “for” directors are counted in determining which directors are elected. The directors receiving the most votes “for” will be elected. Broker non-votes (if any) and withheld votes will be treated as shares present for purposes of determining the presence of a quorum but will have no effect on the vote for the election of directors.

The Board recommends a vote FOR the Class III nominees. The persons named in the accompanying proxy card will vote for the election of the nominees named in this proxy statement unless shareholders specify otherwise in their proxies. If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated by the Board of Directors, the persons named as proxy holders on the accompanying proxy card intend to vote for such nominees. Management is not aware of the existence of any circumstance which would render the nominees named below unavailable for election. All of the nominees are currently directors of the Company.

Class III Nominees For Directors With Terms Expiring in 2013

Stephen H. Haynes, M.D., age 60, has practiced as a physician and general surgeon in Clovis, New Mexico since 1982. He has been a director of the Company since May 2007. Dr. Haynes has served as Chairman on the New Mexico Regional Advisory Board for American Physicians Assurance Corporation, our principal operating subsidiary, or American Physicians, since 1998. He served on the board of directors of New Mexico Physician Mutual Liability Company, or NMPML, from 1986 until 1997 when NMPML merged with American Physicians and then served as a director of American Physicians from May 1998 to September 2005. Dr. Haynes has served on the New Mexico Medical Review Association since 1985, a non-profit association, and has served as a director of the privately-held Bank of Clovis, which is based in Clovis, New Mexico since 2000. He is a past president of the New Mexico Medical Society and a former governor of the American College of Surgeons.

Dr. Haynes, through his years of experience as an active physician and various leadership positions, particularly as chair of our New Mexico Regional Advisory Board has gained extensive knowledge and insight into New Mexico’s medical and political environment and the needs of the customers in one of our core markets, and brings a unique and valuable perspective to the Board.

Mitchell A. Rinek, M.D., age 62, is a board-certified dermatologist and has been in private practice since 1977 in the Lansing, Michigan area. He has been a director of the Company since May 2007. He served as a director on the American Physicians Board from April 2001 to September 2005, has been a member of the Michigan Advisory Board for American Physicians since October 2005 and was appointed Chairman of the Advisory Board in January 2010. He is the immediate past treasurer of the Michigan State Medical Society and served on its Board of Directors from 1997 to 2009.

Dr. Rinek possesses valuable knowledge with respect to Michigan’s medical community, our most significant market, through his many years as a member and previous Board positions with the Michigan State Medical Society. The relationships and knowledge he has gained through this association and various other connections within the medical community, including as part of our Michigan Advisory Board, provide the Board with a unique and important perspective on Michigan’s medical professional liability landscape.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Incumbent Class I Directors With Terms Expiring in 2011

AppaRao Mukkamala, M.D., age 64, is a board-certified radiologist and has been in private practice in Flint, Michigan for over 30 years. He has served on the Board of Managers of Hurley Medical Center since 1999 and is currently serving as Chairman of that Board. He was a member of the American Physicians Board of Directors from 1993 to 2002. Since July 2000, he has served as a director of the Company, and in May 2007 was appointed Chairman of the Company’s Board. He served as president of the Michigan State Medical Society from 2007 to 2008 and served on its Board of Directors from 1997 to 2009.

Dr. Mukkamala’s leadership skills and extensive experience in building relationships within the medical community, coupled with his medical background, his knowledge of the Michigan medical professional liability insurance market and his long history with the Company, have made him an effective director and chairman of our Board.

Spencer L. Schneider, J.D., age 50, is engaged in the private practice of law in New York, New York. Opened in 1989, Mr. Schneider’s law practice includes corporate law, securities law, litigation and real estate. Mr. Schneider is a member of the Bar of the State of New York. He has been a director of the Company since February 2002 and served on the American Physicians Board of Directors from February 2002 to June 2004. Mr. Schneider was appointed to the Board of Directors for Kingsway Financial Services, Inc., a publicly traded non-standard automobile insurance company based in Toronto, Canada, on January 7, 2009, and on April 23, 2009 was appointed its Chairman of the Board.

Mr. Schneider has valuable knowledge and experience in the areas of corporate and securities law which allow him to be an effective and informed leader on governance, compensation and strategic matters.

Joseph D. Stilwell, age 48, has acted as a private investment manager overseeing the Stilwell Group of funds since 1993. He has been a director of the Company since November 2004. Mr. Stilwell was appointed to the Board of Directors for Kingsway Financial Services, Inc., a publicly traded non-standard automobile insurance company based in Toronto, Canada, on April 23, 2009.

Mr. Stilwell brings a unique and invaluable perspective to the Board as our largest shareholder and as a private investment manager. The Board is aided by his ability to encourage actions to increase shareholder value.

Incumbent Class II Directors With Terms Expiring in 2012

Billy B. Baumann, M.D., age 73, is a retired pathologist and former chief of staff at North Oakland Medical Centers, in Pontiac, Michigan. He served as president and treasurer of the Michigan State Medical Society and was a member of their board from 1982 to 2002. Dr. Baumann served as a director of the American Physicians Board, from 1988 to 2002, and has been a director of the Company since July 2000.

Dr. Baumann possesses valuable knowledge and many years of experience with respect to Michigan’s medical community and the Michigan medical professional liability insurance market as a practicing physician and through his leadership of and involvement with the Michigan State Medical Society. This background and experience, together with his long history with the Company, provide the Board with invaluable insights on the challenges and opportunities facing our insureds.

R. Kevin Clinton, age 55, was appointed president and chief executive officer, or CEO, of the Company effective January 1, 2004, and has been a director of the Company since August 2004. Mr. Clinton has also served as president of American Physicians since June 2002. Previously, he served as executive vice president and chief operating officer of the Company from October 2001 to June 2002. Prior to joining the Company in September 2001, Mr. Clinton was president, chief executive officer and a director of MEEMIC Holdings, Inc., a publicly traded property and casualty insurance holding company and a subsidiary of ProNational Insurance Company and Professionals Group, Inc., from 1997 until July 2001. Mr. Clinton was chief financial officer at ProNational Insurance Company from 1990 to 1997. Mr. Clinton is a Fellow of the Casualty Actuarial Society.

Mr. Clinton has extensive business experience and knowledge of the medical professional liability insurance industry allowing him to provide our Board with critical insights into the operational requirements and strategic planning for our Company. Also, through his educational and professional background in actuarial science, Mr. Clinton is uniquely qualified in overseeing the financial aspects of our business. Further, as our president and CEO, he is able to promote the flow of information between the Board and management as well as provide management’s perspective on issues facing the Board.

Larry W. Thomas, age 67, spent his entire career within Farm Bureau Insurance of Michigan, or Farm Bureau, a group of insurance companies based in Michigan that offer commercial and personal property and casualty insurance, life insurance, annuities and health insurance. Mr. Thomas led Farm Bureau as executive vice president (equivalent to CEO position) from August 1989 until February 2005. From 1967 until 1987, Mr. Thomas held various accounting positions starting as an accountant and advancing his position during this period. In 1978, he was promoted to life controller and held that position until 1987. In May 1987, he was appointed vice president and corporate controller overseeing the property and casualty and life groups. Mr. Thomas also served on the Board of Directors of the Property Casualty and Life Associations in Michigan and held various officer positions within these organizations from August 1989 until his retirement in February 2005. Mr. Thomas has served as a director of the Company since April 2006.

Mr. Thomas possesses invaluable financial expertise and management oversight experience in the context of the insurance industry through the various positions held during his more than 35 years at Farm Bureau. Mr. Thomas is able to bring to bear these important skills and experience on matters facing the Board, particularly financial and accounting matters. Mr. Thomas is an “audit committee financial expert” as defined in applicable SEC and Nasdaq rules.

Leadership Structure of the Board

In accordance with our corporate governance principles, the role of the Chairman and CEO are held by different individuals within our organization. The Chair position is held by Dr. Mukkamala, an independent, non-employee practicing physician and significant shareholder of our Company, while the position of CEO is held by our Company’s president. At this time, the Board believes that separating the positions provides more effective oversight of management and better accountability of management to the Board than if the CEO and Chairman positions were combined.

Meetings and Committees of the Board

During 2009, there were 11 Board meetings held. Each director attended 75% or more of the total number of meetings of the Board and committees of which he was a member in 2009. Directors standing for election are expected to attend the Annual Meeting of Shareholders, according to Company policy. All of the directors serving as such at the time attended the 2009 Annual Meeting of Shareholders, except for Messrs. Schneider and Stilwell.

Our Board has several standing committees, including a Compensation Committee, a Governance Committee and an Audit Committee. The Board has adopted a written charter for each of these committees. The charters are accessible on our website at http://www.apcapital.com through the “Corporate Governance” link. The Board has determined that all of the directors who will be continuing in office after the Annual Meeting of Shareholders, including all of the committee members, are “independent” under Rule 4200(a)(15) of the Nasdaq Stock Market(R), except for Mr. Clinton, our President and CEO, and Mr. Joseph Stilwell, a non-employee director, who was determined to be no longer “independent” after the Board determined that the Company would invest in certain investment limited partnerships that are managed by Mr. Stilwell. Upon the Board’s determination to make such investment, Mr. Stilwell resigned as Chair of the Compensation Committee, but remains a member of our Board of Directors. Mr. Schneider renders legal services for Mr. Stilwell and the entities related to Mr. Stilwell. Our Board considered this relationship when determining that Mr. Schneider is independent and determined that this relationship was not material and was unlikely to affect his ability to act as an independent board member. The independent directors hold regularly scheduled executive sessions without management present.

The Compensation Committee met two times during 2009. The members of the Compensation Committee through November 2009 were Dr. Mukkamala, Mr. Stilwell and Mr. Thomas, with Mr. Stilwell serving as Chair. In November 2009, Mr. Stilwell resigned from the committee and Dr. Rinek and Mr. Schneider were appointed to the committee, with Mr. Schneider to serve as Chair. None of the committee members who served during any part of

2009 are employees of the Company. In accordance with the Compensation Committee charter, the Compensation Committee oversees, reviews, assesses and approves all compensation and benefits for executive officers and makes recommendations to the Board for director compensation. The Compensation Committee is also responsible for administering the stock compensation program, reporting to the Board on compensation and personnel policies, programs and plans, and approving employee compensation and benefit programs.

The Governance Committee met five times during 2009. The current members of the Governance Committee, none of whom are employees of the Company, are Dr. Haynes, Dr. Mukkamala, Dr. Rinek and Mr. Schneider, with Mr. Schneider serving as Chair. The responsibilities of the Governance Committee include, among other things, reviewing and providing recommendations to the Board on management succession planning; overseeing insider trading policies and procedures; developing and recommending to the Board a set of governance principles; and identifying and recommending to the Board qualified candidates for election as directors of the Company. The Governance Committee uses various means to identify director candidates, including recommendations from existing board members and management and nominations submitted by shareholders, and may also retain independent consultants to assist it in identifying and evaluating director candidates. The Governance Committee will consider candidates recommended by shareholders entitled to vote at the meeting and who comply with the notice procedures set forth in our bylaws, which procedures are more fully set forth under “Shareholder Proposals and Nominees.”

Candidates are not evaluated on the basis of any specific minimum qualifications. In selecting candidates, the Governance Committee relies on all relevant factors regardless of whether the candidate is nominated by us or by a shareholder. Some of the factors on which the Governance Committee relies in selecting candidates include, without limitation, (i) personal characteristics, including personal and professional ethics and integrity; (ii) expertise useful to us and complementary to the background and experience of the existing directors, (iii) willingness to devote the required time to carrying out the duties and responsibilities of Board membership; (iv) commitment to Board service over a period of several years; (v) willingness to represent the best interest of shareholders and objectively appraise management performance; (vi) involvement only in activities that do not create a conflict of interest with the director’s responsibilities to the Company and its shareholders; and (vii) diversity in personal background, including race, gender, age and nationality. When evaluating any director candidate, the Governance Committee examines the candidate’s qualifications in light of the portfolio of skills, experience, perspective and background required for the effective functioning of the Board, taking into consideration the Company’s strategy, and its regulatory and market environments.

The Audit Committee met seven times during 2009. The current members of the Audit Committee are Dr. Baumann, Dr. Haynes, Dr. Rinek, Mr. Schneider and Mr. Thomas, with Dr. Baumann serving as Chair and Dr. Haynes serving as Vice Chair. The Board has determined that Mr. Thomas is an “audit committee financial expert” as that term is defined under SEC Rules and that all members of the Audit Committee satisfy all other qualifications for Audit Committee members set forth in the applicable Nasdaq rules. The purpose of the Audit Committee is to assist the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The functions of the Audit Committee include, among other things, (i) overseeing management’s conduct of the accounting and financial reporting processes, including the effectiveness of internal controls; (ii) overseeing the integrity of our financial statements; (iii) overseeing the annual independent audit, selecting the independent auditors and evaluating the function, qualifications, services, performance and independence of the auditors from time to time; (iv) overseeing the internal audit function; (v) overseeing compliance with legal and regulatory requirements, including disclosure controls and procedures; (vi) overseeing the Company’s policies, practices and compliance regarding its code of conduct; and (vii) acting as our “qualified legal compliance committee.”

Audit Committee Report

In accordance with its written charter, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to independent auditor oversight, corporate accounting, reporting practices and the quality and integrity of the financial reports, including the internal controls over financial reporting of the Company.

The Audit Committee received and reviewed a formal written statement from the Company’s independent auditors describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with the applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements of the Company as of and for the year ended December 31, 2009.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Billy B. Baumann, M.D., Chair
Stephen H. Haynes, M.D., Vice Chair
Mitchell A. Rinek, M.D.
Spencer L. Schneider
Larry W. Thomas

Risk Oversight

The Audit Committee is responsible for discussing policies with respect to enterprise risk assessment and enterprise risk management and performs a quarterly review of our enterprise risk assessment policies and practices. Under our policies, our Chief Financial Officer, or CFO, along with the officers of each business area are responsible for identifying risks that could affect achievement of business goals and strategies, assessing the likelihood and potential impact of significant risks, and prioritizing risks and proactive or responsive actions. The CFO reports quarterly to the CEO and Audit Committee on our risk management policies and practices, including actions to monitor and manage significant risks to remain within our range of risk tolerance. The Audit Committee reviews risks organized into three major categories; investment and capital, operational, and regulatory and rating agency, including steps to monitor and manage those risks. The Audit Committee also discusses our overall policies and practices for overseeing our enterprise risk management and makes recommendations to management as needed. In addition, each of the standing Board committees oversees the risk management practices for categories of risks relevant to their functions. For example the Audit Committee considers financial risks including those related to internal controls and the annual financial audit and financial reporting. The Compensation Committee oversees the management of risks associated with our executive compensation plans and arrangements and ensures that our compensation programs do not encourage excessive risk-taking. The full Board reviews risk management practices and a number of significant risks in the course of its review of corporate strategy, business plans, reports of Board committee meetings and other presentations. The Board’s oversight role in this area has not affected its approach to the Board’s leadership structure at least in part due to the level of direct communication between the Board, its risk management and other committees and employees involved in risk management.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, executive officers and directors, including our chief executive officer, chief financial officer and principal accounting officer. The Code of Ethics, as currently in effect (together with any amendments that may be adopted from time to time) is available on our website at http://www.apcapital.com through the “Corporate Governance” link. In the future, to the extent any waiver is granted or amendment is made with respect to the Code of Ethics that requires disclosure under applicable SEC rules, information regarding such waiver or amendment will be posted on the “Corporate Governance” page of our website.

As part of our Code of Ethics, an Ethics Hotline has been established for employees to anonymously report any concerns relating to a possible violation of the Code of Ethics. Also included in the Code of Ethics is a Governance Hotline that can be accessed via telephone, a secure website or email for employees and others to anonymously report any concerns regarding a possible violation of internal accounting controls or auditing related matters. These reports are forwarded by an independent service provider directly to the Chairman and a Committee member of the Audit Committee. The Governance Hotline phone number, website and email are published in the Corporate Governance section on our website.

Shareholder Communications With the Board

A shareholder who wishes to communicate directly with the Board or with an individual director should send the communication, addressed to the Board or the individual director, to our executive offices at the address shown on the first page of this proxy statement and the communication will be forwarded to the director or directors to whom it is addressed.

Director Compensation

The following table summarizes the total compensation paid to or earned by each of our non-employee directors for the year ended December 31, 2009.

	Fees Earned	Total
	or Paid in	Compensation
Name	Cash ($)	($)

AppaRao Mukkamala, M.D.	$58,044	$58,044
Billy B. Baumann, M.D.	52,240	52,240
Stephen H. Haynes, M.D.	56,436	56,436
Mitchell A. Rinek, M.D.	47,936	47,936
Spencer L. Schneider	46,436	46,436
Joseph D. Stilwell	46,436	46,436
Larry W. Thomas	46,436	46,436

In 2005, the annual retainer fee for non-employee directors was established at $40,000, with the exception of the Chairman of the Board and Chairman of the Audit Committee who would receive annual retainer fees of $50,000 and $45,000, respectively. These fees were established based on peer-company information, and the time commitments required to perform their duties and responsibilities as directors. These fees are increased annually based on the average annual base salary change received by all of our employees for the year, which have generally been between 3% and 4%. In addition, in March 2009, the Board of Directors approved additional annual stipends for Drs. Haynes and Rinek in the amount of $10,000 and $1,500, respectively, in addition to their annual retainer fees for serving on the Advisory Board Liaison Committee of the Board.

Directors do not receive meeting fees, equity-based compensation or other benefits or perquisites related to their service to the Company, except that we reimburse all directors and officers for travel, lodging and related expenses they incur in connection with meeting attendance. Employees who serve as directors do not receive any fees or benefits for their service as a director other than their compensation as our employee.

Executive Officers

Our executive officers are elected or appointed annually and serve as executive officers of the Company at the pleasure of our Board of Directors. Our current executive officers are described below.

R. Kevin Clinton’s business experience is described above under “Incumbent Class II Directors With Terms Expiring in 2012.”

Annette E. Flood, J.D., R.N., age 50, has been the chief operating officer of American Physicians since June 2002. She was appointed secretary of the Company in August 2004 and executive vice president and chief operating officer of the Company in May 2005. She joined the Company in October 2001 as vice president of American Physicians, overseeing our medical professional liability operations. Prior to joining the Company, Ms. Flood served as senior vice president, corporate secretary and legal counsel of ProNational Insurance Company, a subsidiary of Professionals Group, Inc., from 1992 to 2000. Ms. Flood was the secretary of Professionals Group from 1996 to 2000. She served as secretary and a director of MEEMIC Holdings, Inc. from 1998 to July 2001. She also served as chief operating officer, secretary and director of MEEMIC Insurance Company, a subsidiary of MEEMIC Holdings, Inc., from 1998 to July 2001.

Frank H. Freund, C.P.A., age 49, has been executive vice president, treasurer and chief financial officer of the Company since July 2000. Mr. Freund joined the Company as chief financial officer of American Physicians in September 1997. Mr. Freund’s previous employment includes working with the Michigan practice of Deloitte & Touche LLP from October 1994 to September 1997, serving as an audit senior manager in that firm’s insurance and health care business assurance services group.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

General Philosophy

The overall compensation philosophy of the Compensation Committee, or the Committee, is to compensate each of our three executive officers, whom we refer to in this proxy statement as our Named Officers, through a mix of base salary and annual cash bonus awards tied to our return on shareholders’ equity, or ROE. The goals of the Committee as provided in its charter consist of aligning executive compensation with shareholder interests and business performance, establishing and maintaining a measurable, consistent standard for executive compensation, enabling us to be competitive in hiring and motivating our executive officers and providing our executive officers a significant portion of their compensation in the form of performance-based cash incentives. The Committee believes that total compensation should be directly related to our financial performance, should align the financial interests of the executives with those of our shareholders and should be effective in retaining key employees.

The Committee determined in 2005 that beginning in 2006, no further equity-based awards would be granted. The Committee elected instead to utilize a performance-based cash bonus as the primary form of incentive compensation primarily for the following reasons:

•	the use of cash instead of equity eliminates the impact of shareholder dilution and is consistent with the goals of our stock repurchase program, and

•	the Committee believes that a cash bonus, particularly one tied to return on equity, provides an incentive for our executive officers that is at least as effective as equity compensation in motivating our executive officers to act in the best interests of shareholders.

The Committee does not intend to recommend that our Stock Compensation Plan be amended or that a new plan be implemented to make additional shares available for future grants. No equity-based awards have been granted since 2005.

Base Salary

Each year, the Committee approves a Company-wide salary budget prepared by management, which management utilizes to establish annual salary adjustments for all employees. In 2009, the Committee approved an increase in base salaries for our Named Officers of 3.79%, which was the average increase in annual base salary received by all of our employees. The Committee believes this policy provides an incentive for executive management to maximize their compensation through cash incentive bonuses and increasing the value of past equity-based awards, both of which are tied to the financial performance of the Company.

Executive salaries were last adjusted in comparison to market data in 2005. The Committee no longer evaluates executive officers’ base salaries against a peer group or other external industry data as it believes some peer companies may compensate their executive officers based on factors outside of maximizing shareholder value. The Committee wants our executive officers to focus solely on delivering a good product to our customers and on building shareholder value.

Incentive Compensation

The Committee’s purpose in granting incentive compensation is to align management and shareholder interests and to provide incentives for management to increase shareholder value, make sound judgments on allocation of capital and carry out accretive transactions. Incentives in the form of cash bonuses are paid annually soon after the end of each year based on our performance in the preceding year. Under our Incentive Compensation Plan in effect for 2009, which we refer to as the Bonus Plan, all of our employees, including our Named Officers, were eligible to receive a cash bonus based upon a modified ROE formula. Modified ROE is (i) the sum of (A) our GAAP net income per share, as adjusted by the Committee to exclude extraordinary items and changes in accounting treatment as it deems appropriate, and (B) transaction accretion/dilution per share, divided by (ii) per share book value at the beginning of the year, excluding the deferred tax asset. ROE is expressed as a percentage. The Committee believes its modified ROE formula is the most appropriate measurement to use to determine how well executives are employing the funds invested by shareholders to generate returns and build long-term shareholder value.

The amount of the bonus paid to any employee (including any Named Officer) is a function of the employee’s position, the employee’s annual earnings, and the amount of our modified ROE for the year. Under the Bonus Plan, no payout will occur unless a minimum ROE of 5% has been achieved, in which case the Named Officers would receive a bonus equal to 25% of salary. The amount of the cash bonus is based on a sliding scale and will increase as our modified ROE increases beyond the specified minimum threshold. If the modified ROE is 15%, our Named Officers would earn a cash bonus equal to 100% of salary. Bonuses for Named Officers will increase in increments of 20% of salary for each additional 1% increase in ROE above 15%. For all other employees, the cash bonuses are subject to a maximum targeted bonus. The Committee used its best judgment when it established the ROE levels and respective salary percentages for determining the bonus levels for its Named Officers.

In May 2008, the Committee approved a “look-back” provision that was incorporated into the Bonus Plan effective January 1, 2008. The “look-back” provision provides for no bonuses to be paid to the Named Officers in years following a fiscal year in which the Company incurs a net loss except to the extent that the Company subsequently has cumulative net earnings that offset such net loss. The operation of this modification is best illustrated by the following example:

Assumptions: The Company incurs a loss of $25 million in year 1 and has net income of $10 million in each of years 2, 3 and 4.

Outcome: Executive officers would not be entitled to a bonus in years 1, 2 and 3 and the modified ROE-based bonus amount in year 4 would be calculated using $5 million as the net income figure (the amount by which cumulative earnings in the years following year 1 exceed the amount of the loss in year 1).

The Committee believes this “look-back” provision better aligns the Named Officers’ incentive compensation with long-term shareholder interests by creating downside risk from Company losses for the Named Officers. The effect of requiring lost earnings to be recovered by the Company before a Named Officer is entitled to a bonus under the plan is similar to the manner in which lost share value must be recovered before long term shareholders would reap a benefit from a rise in the share price.

The Committee believes that the compensation of our Named Officers — the individuals having the greatest ability to influence our performance — should have a higher percentage of their total compensation allocated to performance-based compensation than lower levels of management and staff. By not establishing a maximum bonus target for the Named Officers, the Bonus Plan confers a benefit similar to an equity-based award without the dilutive effect on shareholders of an equity-based award. The Committee believes this structure creates the most appropriate incentive to maximize shareholder returns. The Committee has not established a policy or specific target level for the allocation between base salary and cash bonus. Rather, the Committee prefers to rely on our financial performance to dictate the appropriate allocation.

Based upon our 2009 financial results, which yielded a modified ROE of 18%, and the above-described formula, the Named Officers earned cash bonus awards equal to 160% of base salary. The bonuses were approved by the Committee in March 2010. By comparison, the bonus paid under the Bonus Plan for 2008 was 180% of salary. The incentive award for 2010, and into the foreseeable future, is expected to be based on the same modified ROE formula used in 2009.

Role of Executive Officers In Compensation Decisions

The Committee makes all compensation decisions with regard to our Named Officers and does not delegate any of its authority with respect to those officers. Our CEO’s recommendations were sought in 2005 with regard to establishing base salaries for our executive officers, which, together with the Company’s annual salary budget prepared by management, form the basis for the current salary levels. The Committee also sought our CEO’s recommendation in 2005 when it established the bonus formula and sliding scale under the Bonus Plan. These recommendations were considered together with the other information reviewed by the Committee, as discussed above, in making its compensation decisions. Our CEO also provides an annual review of performance of the Named Officers (other than himself) to the Committee for its consideration. The Committee itself evaluates the CEO’s performance annually. The Committee has discretion to make adjustments to the Named Officers’ base salaries and cash bonus awards as it deems appropriate. No discretionary adjustments were made in 2009 as the Committee intends to adhere to the established Company-wide annual base salary adjustment program and bonus award program for our Named Officers.

Employee Benefits

We value and strive to retain our employees by offering them a comprehensive compensation and benefits package that is a step above our competitors’ packages. We do so in order to:

•	encourage our workforce to maintain a healthy lifestyle and enhance job productivity through our medical, dental and vision coverage, as well as through our corporate wellness program that, in addition to education and encouragement, provides access to an on-site fitness facility in our home office or a subsidy for membership to a qualified fitness/exercise facility elsewhere; and

•	provide our workforce with a reasonable level of financial support in the event of illness, injury or death.

To this end, our employees are eligible to receive benefits that include medical, dental, vision, life insurance, accidental death and dismemberment coverage and short- and long-term disability insurance. We also provide a flexible spending account for medical and dependent care reimbursement. In addition, we afford our employees the opportunity to purchase life insurance benefits for their spouse and/or dependent children.

Retirement Plan

We provide a Retirement Plan for all our eligible employees, including our Named Officers, with a payroll withholding component and a cash balance component as a way to assist our employees in achieving a secure financial future. Pursuant to the payroll withholding component of the Retirement Plan, our employees are eligible to participate after reaching 21 years of age, having been employed for 90 days and worked at least 250 hours within those 90 days. Participating employees may have up to 50% of their compensation withheld and invested in the Retirement Plan, subject to limits imposed by applicable law. We match 100% of the first 3% of compensation withheld and 50% of the next 2% of compensation withheld, for a total match of up to 4% of an employee’s compensation.

Pursuant to the cash balance component of the Retirement Plan, all employees, including our Named Officers, are automatically eligible to participate if they are at least 21 years of age and have completed six months of employment, during which time they have completed at least 500 hours of service. This portion of the Retirement Plan is 100% Company-funded. Shortly after the close of each fiscal year, we contribute to the Retirement Plan an amount equal to 5% of each participating employee’s total eligible compensation if the employee was employed on the last day of the year. Eligible compensation earned in 2009 was limited to $245,000 by the Internal Revenue

Service. The cash balance component of the Plan vests in equal annual installments over five years. All of our Named Officers are fully vested in the cash balance portion of the Plan and receive the maximum match on their payroll contributions.

Perquisites and Other Personal Benefits

We do not provide our Named Officers with any material perquisites. Perquisites for which compensation is reflected in the Summary Compensation Table include cell phone expense reimbursement and membership in an airline club, both of which are used primarily, but not exclusively, for business purposes. We also provide additional disability insurance to our Named Officers as required by their individual employment agreements. The Committee believes each Named Officer is fairly compensated and motivated through base salary, cash bonus awards tied to our modified ROE and the equity-based awards made in previous years.

We have entered into employment agreements with each of our Named Officers. These employment agreements include a change in control clause that provides income protection for each Named Officer in the event the Company is sold or otherwise acquired by a third party. The Committee believes it is important to provide this protection in order to ensure our Named Officers will remain engaged and committed to us during a merger or acquisition. The agreements also provide benefits in the event of involuntary termination. With input from our outside legal counsel and a compensation consultant hired by the Committee, the Compensation Committee established benefit levels at the time these agreements were executed (in February 2005) that the Committee believed were fair and within industry standards in the event of an involuntary termination. See the “Employment Agreements” section below for a description of the material terms of these employment agreements, including an outline of the post-termination compensation to be provided.

Stock Ownership Guidelines

The Committee has not established stock ownership guidelines for our Named Officers. The Committee believes that the Bonus Plan described above ensures the interests of our Named Officers are in line with the interests of our shareholders by encouraging actions that maximize our ROE.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to our CEO and any of our four other most highly compensated executive officers at the end of any fiscal year to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Qualifying performance-based compensation, including gains from option exercises, is exempt from this limitation if it complies with the various conditions described in Section 162(m) and the accompanying regulations.

The Compensation Committee retains the authority to authorize payments that may not be deductible. The Compensation Committee has concluded, and may conclude in the future, that it is appropriate to exceed the limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the best interests of the Company and its shareholders. We do not believe the current effect of the limitation on deductibility is material to us or that further action to qualify compensation for deductibility is necessary at this time.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

COMPENSATION COMMITTEE:

Spencer L. Schneider, Chair
AppaRao Mukkamala, M.D.
Mitchell A. Rinek, M.D.
Larry W. Thomas

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of our compensation programs, and particularly the inclusion of the “look-back” provision in the Bonus Plan, encourages behaviors that support sustainable value creation and not excessive risk.

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of our Named Officers for 2009, 2008 and 2007.

			Non-Equity
			Incentive Plan	All Other
	Fiscal	Salary	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)

R. Kevin Clinton	2009	$696,531	$1,114,450	$33,291	$1,844,272
President and Chief	2008	$671,097	$1,207,975	32,107	1,911,179
Executive Officer	2007	646,778	1,681,623	31,225	2,359,625
Frank H. Freund	2009	365,679	585,086	28,614	979,379
Executive Vice President,	2008	352,326	634,187	27,334	1,013,847
Treasurer and Chief	2007	339,558	882,851	26,730	1,249,139
Financial Officer
Annette E. Flood	2009	365,679	585,086	28,337	979,102
Executive Vice President,	2008	352,326	634,187	27,153	1,013,666
Secretary and Chief Operating Officer	2007	339,558	882,851	26,296	1,248,705

(1)	Under the Bonus Plan for 2009, each of the Named Officers was paid a cash bonus equal to 160% of their respective base salary earned in 2009. The Bonus Plan is discussed in detail in “Compensation Discussion and Analysis — Incentive Compensation.”

(2)	The amounts in “All Other Compensation” for 2009 paid to or contributed for our Named Officers are as follows:

		401(k)	Cash	Other
		Match	Balance	Compensation
Name	Year	(a)	(a)	(b)	Total

R. Kevin Clinton	2009	$9,800	$12,250	$11,241	$33,291
Frank H. Freund	2009	9,800	12,250	6,564	28,614
Annette E. Flood	2009	9,800	12,250	6,287	28,337

(a)	The 401(k) match and cash balance components of the Company’s retirement plan are discussed in further detail in “Compensation Discussion and Analysis — Retirement Plan.”

(b)	Represents reimbursement for cellular phone usage, memberships in an airline club and the incremental cost to the Company of the additional disability insurance provided to our Named Officers.

Grants of Plan-Based Awards

The following table sets forth information regarding the incentive award to our Named Officers during 2009 under the Bonus Plan. There were no other incentive awards or equity-based awards made during 2009 to our Named Officers.

GRANTS OF PLAN-BASED AWARDS

	Estimated Future Payouts Under Non-
	Equity Incentive Plan Awards(1)
	(c)	(d)	(e)
(a)	Threshold	Target	Maximum
Name	($)	($)	($)

R. Kevin Clinton	$174,133	$696,531	n/a
Frank H. Freund	91,420	365,679	n/a
Annette E. Flood	91,420	365,679	n/a

(1)	The amounts shown in column (c) reflect the minimum payment level under the Bonus Plan, which is 25% of the target amounts shown in column (d) and assumes an ROE of 5%. The amounts shown in column (d) reflect 100% of earned salary in 2009 for each Named Officer, which assumes an ROE of 15%. As there are no established maximum payment levels under the Bonus Plan for our Named Officers, column (e) is not applicable. The Company’s Bonus Plan is discussed in further detail in “Compensation Discussion and Analysis — Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding option awards outstanding as of December 31, 2009 previously made to our Named Officers. There were no unvested restricted stock awards outstanding at year end and no restricted stock vested during 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options (#)	Options (#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

R. Kevin Clinton	79,998	—	$10.77	3/4/2014
	79,998	—	19.88	8/3/2015
Frank H. Freund	80,000	—	10.22	12/6/2011
Annette E. Flood	39,999	—	8.34	8/9/2012
	49,998	—	19.88	8/3/2015

Option Exercises and Stock Vested

The following table provides information regarding options exercised as of December 31, 2009 for our Named Officers. No options or restricted stock vested during 2009.

OPTION EXERCISES

	Option Awards
	Number of
	Shares	Value
	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)

R. Kevin Clinton	53,333	1,219,200
	66,667	1,666,000
Frank H. Freund	56,663	1,096,429
Annette E. Flood	20,000	517,050

(1)	Value was determined by calculating the difference between the option exercise price and the market price of the common stock at the date of exercise.

Employment Agreements

On February 23, 2005, the Company, through its American Physicians subsidiary, entered into employment agreements with each of the Named Officers: R. Kevin Clinton, President and CEO, Frank H. Freund, Executive Vice President, Treasurer and Chief Financial Officer and Annette E. Flood, Chief Operating Officer of American Physicians. In May 2005, Ms. Flood was appointed Executive Vice President and Chief Operating Officer of the Company. The employment agreements were approved and recommended by the Compensation Committee to the full Board, which also approved the agreements.

The effect of the agreements is that they may now be terminated at any time by us or by the executive. The agreements provide for participation in our short-term and long-term incentive plans, disability insurance, expense reimbursement and other customary employment benefits.

Each of the executives has agreed to preserve the confidentiality of our trade secrets, not to solicit our customers and not to compete with us or work for a competitor of ours for a period of one year following termination of employment and not to solicit our employees for a period of two years following termination of employment.

In the event of (i) the “involuntary termination” of the executive, (ii) termination by us within 12 months following a “change in control” or (iii) termination by the executive within 12 months following a “change in control,” the executive is entitled, upon execution of a release acceptable to us, to:

•	a lump-sum payment of 24 months of the then-current base salary;

•	bonus payments equal to 150% of the greater of (a) the full year bonus at 100% target for the calendar year in which termination occurs or (b) the average of his or her last two annual bonuses;

•	a lump sum payment of 18 times the then current monthly medical and dental coverage premiums (medical and dental insurance benefits are terminated upon termination of employment);

•	a $4,000 benefit payment to be applied toward the purchase of terminated disability, life and other insurance coverages; and

•	payouts of awards under long-term incentive plans, 401(k) plans and other benefit plans, in accordance with plan provisions, as well as earned but unused paid time off.

“Involuntary termination” is defined in the employment agreements to mean:

•	termination by us without cause;

•	permanent relocation of the executive more than 90 miles from the executive’s principal place of employment without the employee’s consent;

•	a material reduction of the executive’s duties and responsibilities; or

•	a reduction in the executive’s annual base salary.

A “change in control” is defined in the employment agreements to mean:

•	the sale by the Company of all or substantially all of its assets;

•	the sale, exchange or other disposition of the Company of more than 50% of our outstanding stock, other than by sale, exchange or disposition of the common stock from a stock offering sponsored or initiated by us or our Board of Directors;

•	the merger or consolidation of the Company in which our shareholders receive less than 50% of the outstanding voting stock of the new or continuing entity; or

•	a change of more than 50% of the directors of our Board of Directors, other than pursuant to nomination by a majority of the directors continuing in office.

In the event of termination under other circumstances, an executive is entitled to payment for:

•	earned salary through the termination date;

•	earned but unused time off;

•	benefits earned under employee benefit plans through the termination date; and

•	if termination is due to death or disability, a prorated portion of the executive’s bonus earned for the year of termination.

Post-Termination Compensation and Benefits

The tables below reflect the amount of compensation payable to each Named Officer upon voluntary termination, early and normal retirement, involuntary not-for-cause termination, termination following a change in control and termination due to the disability or death of the executive, as defined above in “Employment Agreements.” The amounts shown assume that such termination was effective as of December 31, 2009. Actual amounts to be paid upon termination can only be determined at the time of such termination.

R. Kevin Clinton

						Involuntary
		Early		Involuntary		Termination
Executive Benefits and Payments	Voluntary	Retirement	Normal	Not for Cause	For Cause	Change in
Upon Termination	Termination	(Rule of 65)	Retirement	Termination	Termination	Control	Death	Disability

Cash Compensation:
Base Salary	$0	$0	$0	$1,393,063	$0	$1,393,063	$0	$0
Short-term Incentive	$0	$0	$0	$1,741,818	$0	$1,741,818	$1,114,450	$1,114,450

Subtotal	$0	$0	$0	$3,134,881	$0	$3,134,881	$1,114,450	$1,114,450
Benefits and Perquisites:
Health and Welfare	$0	$0	$0	$29,269	$0	$29,269	$0	$0
Disability Benefits(1)	N/A	N/A	N/A	N/A	N/A	N/A	N/A		(3)
Accrued Paid Time Off(2)	$20,092	$0	$0	$20,092	$0	$20,092	$20,092	$20,092

Subtotal	$20,092	$0	$0	$49,361	$0	$49,361	$20,092	$20,092

Total	$20,092	$0	$0	$3,184,242	$0	$3,184,242	$1,134,542	$1,134,542

(1)	Disability benefits received only if disabled and benefits are provided by carrier.

(2)	Accrued but unpaid time off based on 56.25 hours remaining as of December 31, 2009.

(3)	Only as provided by carrier.

Frank H. Freund

						Involuntary
		Early		Involuntary		Termination
Executive Benefits and Payments	Voluntary	Retirement	Normal	Not for Cause	For Cause	Change in
Upon Termination	Termination	(Rule of 65)	Retirement	Termination	Termination	Control	Death	Disability

Cash Compensation:
Base Salary	$0	$0	$0	$731,358	$0	$731,358	$0	$0
Short-term Incentive	$0	$0	$0	$914,455	$0	$914,455	$585,086	$585,086

Subtotal	$0	$0	$0	$1,645,813	$0	$1,645,813	$585,086	$585,086
Benefits and Perquisites:
Health and Welfare	$0	$0	$0	$29,269	$0	$29,269	$0	$0
Disability Benefits(1)	N/A	N/A	N/A	N/A	N/A	N/A	N/A		(3)
Accrued Paid Time Off(2)	$21,097	$0	$0	$21,097	$0	$21,097	$21,097	$21,097

Subtotal	$21,097	$0	$0	$50,366	$0	$50,366	$21,097	$21,097

Total	$21,097	$0	$0	$1,696,179	$0	$1,696,179	$606,183	$606,183

(1)	Disability benefits received only if disabled and benefits are provided by carrier.

(2)	Accrued but unpaid time off based on 112.5 hours remaining as of December 31, 2009.

(3)	Only as provided by carrier.

Annette E. Flood

						Involuntary
		Early		Involuntary		Termination
Executive Benefits and Payments	Voluntary	Retirement	Normal	Not for Cause	For Cause	Change in
Upon Termination	Termination	(Rule of 65)	Retirement	Termination	Termination	Control	Death	Disability

Cash Compensation:
Base Salary	$0	$0	$0	$731,358	$0	$731,358	$0	$0
Short-term Incentive	$0	$0	$0	$914,455	$0	$914,455	$585,086	$585,086

Subtotal	$0	$0	$0	$1,645,813	$0	$1,645,813	$585,086	$585,086
Benefits and Perquisites:
Health and Welfare	$0	$0	$0	$6,762	$0	$6,762	$0	$0
Disability Benefits(1)	N/A	N/A	N/A	N/A	N/A	N/A	N/A		(3)
Accrued Paid Time Off(2)	$14,908	$0	$0	$14,908	$0	$14,908	$14,908	$14,908

Subtotal	$14,908	$0	$0	$21,670	$0	$21,670	$14,908	$14,908

Total	$14,908	$0	$0	$1,667,483	$0	$1,667,483	$599,994	$599,994

(1)	Disability benefits received only if disabled and benefits are provided by carrier.

(2)	Accrued but unpaid time off based on 79.5 hours remaining as of December 31, 2009.

(3)	Only as provided by carrier.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board during the first 11 months of 2009 were Dr. Mukkamala, Mr. Stilwell, and Mr. Thomas. Mr. Stilwell resigned from the Compensation Committee in November 2009 when the Board and the Audit Committee approved an investment by our American Physicians subsidiary in investment limited partnerships that are managed by Mr. Stilwell. Mr. Schneider and Dr. Rinek were appointed to the Compensation Committee in November 2009, and Mr. Schneider was appointed Chair. Dr. Mukkamala served as a non-employee officer of the Company’s subsidiary, American Physicians, prior to American Physicians’ conversion in 2000, and prior to his appointment to the Compensation Committee of our Board of Directors.

Our wholly owned subsidiary, American Physicians executed agreements on November 30, 2009 to invest $30 million in and became a limited partner of Stilwell Value Partners I, L.P., or SVP I ($7.5 million), Stilwell Value Partners VI, L.P., or SVP VI ($7.5 million), and Stilwell Associates, L.P., or SALP ($15 million). We refer to SVP I, SVP VI and SALP collectively as the Partnerships. The investments were funded in December 2009. Mr. Stilwell is the sole and managing member of Stilwell Value LLC, the general partner of each of the Partnerships. In addition, Mr. Stilwell, a director of the Company, and the general partner are the beneficial owners of approximately 13.3% of the Company’s outstanding common shares.

The Partnerships’ objective is to provide long term capital appreciation, primarily through investments in undervalued financial institutions and other publicly traded, domestic equities and equity related securities. At times, where the general partner deems it appropriate, the Partnerships may seek to work with existing management or may attempt to gain board representation or otherwise attempt to exert control over certain investment entities to cause these entities to better deploy their capital and assets.

These investments are believed to have been made on the same terms and conditions as currently offered to other investors in the Partnerships. Limited partners in the Partnerships generally have no voting or other managerial rights with respect to the Partnerships, and have no ownership rights in any particular assets of the Partnerships. Except as required by law, limited partners of the Partnerships are not liable for the debts or obligations of the Partnerships. American Physicians’ ability to transfer its interests in the Partnerships or to withdraw from a Partnership is very limited.

Although limited partners pay no management fee in SVP I or SVP VI, each of those Partnerships are obligated to pay or reimburse the general partner for ordinary course overhead expenses incurred by the general partner in an amount up to 1% of the total capital of such Partnership at the beginning of each year. These expenses are then allocated among the capital accounts of the limited partners. Investors in SALP are obligated to pay a management fee each calendar quarter, in advance, equal to 0.25% (an annualized rate of 1%) of each limited partner’s capital account at the start of business on the first day of such calendar quarter. Each Partnership is responsible for paying all other expenses incurred in connection with its activities (with such amounts allocated among the limited partners). In addition, an “Incentive Allocation” will be computed as of the close of each “Performance Period” as defined in the relevant partnership agreement. The Incentive Allocation will generally equal 20% of the amount of appreciation, if any, in the limited partner’s capital account (excluding the effects of decreases due to withdrawals, expenses and taxes) since the previous Incentive Allocation was made.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Although we do not have a written policy with regard to the approval of transactions between us and our executive officers and directors, such transactions are subject to the limitations on conflicts of interest contained in our Code of Ethics and Conduct and are generally discouraged by us. To the extent any such transactions are proposed, they would be subject to approval by the Audit Committee of the Board of Directors in accordance with the Audit Committee’s charter, applicable law and the Nasdaq Stock Market(R) Marketplace Rules, which require that any such transactions required to be disclosed in our Proxy Statement be approved by a committee of independent directors of our Board of Directors.

See “Compensation of Executive Officers — Compensation Committee Interlocks and Insider Participation” for a description of a transaction and relationship with Joseph Stilwell and certain investment partnerships he manages. Such transaction and relationship were approved in accordance with the foregoing requirements. Such information is incorporated herein by reference.

INDEPENDENT ACCOUNTANTS

General

The accounting firm of BDO Seidman, LLP, or BDO, has acted as our independent registered accountant to audit our financial statements since 2005. Representatives of BDO are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so.

Fees Paid to Independent Auditors

Audit Fees.  BDO billed us a total of $630,000 for professional services in connection with the audit of the 2009 financial statements and management’s assessment of the effectiveness of internal control over financial reporting, and the review of the financial statements contained in our Form 10-Q reports filed during 2009. BDO billed us a total of $620,000 for professional services in connection with the audit of the 2008 financial statements and management’s assessment of the effectiveness of internal control over financial reporting, and the review of the financial statements contained in our Form 10-Q reports filed during 2008.

Audit-Related Fees.  BDO billed us a total of $18,450 and $17,200 for services rendered during 2009 and 2008, respectively, primarily in connection with the audit of the retirement plan.

Tax Fees.  BDO did not bill us for tax fees during 2009 or 2008.

All Other Fees.  BDO billed us a total of $10,050 for time spent in 2009 rendering accounting advice to us in connection with our determination of how to account for certain transactions and with our response to SEC comments. BDO did not bill us for any other services rendered in 2008.

The Audit Committee of the Board does not consider the provision of the services described above by BDO to be incompatible with the maintenance of BDO’s independence.

Pursuant to the Audit Committee’s charter, the Audit Committee must approve in advance any services performed for all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement with respect to such services (other than certain de-minimis non-audit services). To the extent that an engagement for audit and/or non-audit services is needed by the Company between Audit Committee meetings, the Audit Committee chairman is authorized by the Audit Committee to approve the required engagement on its behalf. The Audit Committee chairman must report all such pre-approvals to the Audit Committee at its next meeting for review and ratification by the full Audit Committee. All of the services performed by BDO for us during 2009 and 2008 were pre-approved by the Audit Committee.

Ratification Of Appointment Of Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of BDO to act as the independent registered public accountants to audit our 2010 consolidated financial statements. As a matter of good corporate governance, we are asking our shareholders to ratify the appointment of BDO as our independent registered public accounting firm for 2010. The affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy is required to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes counted toward this vote.

If the shareholders fail to ratify the appointment of BDO, the Audit Committee would reconsider its appointment of BDO. However, even if the appointment of BDO is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our shareholders’ best interests.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFYING THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY’S 2010 CONSOLIDATED FINANCIAL STATEMENTS.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors, executive officers and ten percent owners to file reports of holdings and transactions in our common stock with the SEC. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto and written representations furnished to us, our officers, directors and ten percent beneficial owners timely filed all required reports since the beginning of 2009 pursuant to Section 16(a) of the Exchange Act.

SHAREHOLDER PROPOSALS AND NOMINEES

Proposals by Shareholders

Shareholder proposals intended to be presented at the 2011 Annual Meeting of Shareholders which are eligible for inclusion in our Proxy Statement for that meeting under Rule 14a-8 under the Exchange Act must be received by us not later than November 27, 2010 in order to be considered for inclusion in our Proxy Statement relating to that meeting. Such proposals should be addressed to the Secretary at our principal executive offices (the address for which is on the front of this Proxy Statement) and should satisfy the informational requirements applicable to shareholder proposals contained in the applicable rules of the SEC.

For shareholder proposals not sought to be included in our proxy statement, Section 4.11 of our Bylaws provides that, in order to be properly brought before the 2011 Annual Meeting, written notice of such proposal, along with the information required by Section 4.11, must be received by our Corporate Secretary at our principal executive offices no earlier than the close of business on January 11, 2011 and no later than February 10, 2011. If the 2011 annual meeting date has been significantly advanced or delayed from the first anniversary of the date of the 2010 annual meeting, then notice of such proposal must be given not later than the 90th day before the meeting or, if later, the 10th day after the first public disclosure of the date of the annual meeting. A proponent must also update the information provided in or with the notice at the times specified in our Bylaws.

Only persons who are shareholders both as of the giving of notice and the date of the shareholder meeting and who are eligible to vote at the shareholder meeting are eligible to propose business to be brought before a shareholder meeting. The proposing shareholder (or his qualified representative) must attend the shareholder meeting in person and present the proposed business in order for the proposed business to be considered.

Nominees by Shareholders

Shareholders proposing director nominees for the 2011 annual meeting of shareholders must provide written notice of such intention, along with the other information required by Section 4.11 of our Bylaws, to our Corporate Secretary at our principal executive offices no earlier than the close of business on January 11, 2011 and no later than the close of business on February 10, 2011. If the 2011 annual meeting date has been significantly advanced or delayed from the first anniversary of the date of the 2010 annual meeting, then the notice and information must be given not later than the 90th day before the meeting or, if later, the 10th day after the first public disclosure of the date of the annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be given in accordance with the procedures set forth in our Bylaws no earlier than the close of business on the 120th day before and not later than the close of business on the 90th day before the date of such special meeting or, if later, the 10th day after the first public disclosure of the date of such special meeting. Notwithstanding the foregoing, if the number of directors to be elected is increased and there is no public disclosure regarding such increase or naming all of the nominees for director at least 100 days prior to the first anniversary of the prior year’s annual meeting, then shareholder notice with regard to nomination of directors shall be considered timely if received by our Corporate Secretary no later than the tenth day following public disclosure of the increase in the number of directors to be elected. A proponent must also update the information provided in or with the notice at the times specified by our Bylaws. Nominees for director which do not contain the information required by our Bylaws or which are not delivered in compliance with the procedure set forth in our Bylaws will not be considered at the shareholder meeting.

Only persons who are shareholders both as of the giving of notice and the date of the shareholder meeting and who are eligible to vote at the shareholder meeting are eligible to nominate directors. The nominating shareholder (or his qualified representative) must attend the shareholder meeting in person and present the proposed nominee in order for the proposed nominee to be considered.

By Order of the Board of Directors,

ANNETTE E. FLOOD
Secretary

East Lansing, Michigan
March 26, 2010

The Directors And Officers Of
Cordially Invite You To Attend Our
Annual Meeting Of Shareholders
Tuesday, May 11, 2010, 8:30 A.m. Edt
APCapital’s Headquarters
1301 North Hagadorn Road
East Lansing, Michigan

You can vote in one of three ways: 1) By Mail, 2) By Internet, 3) By Telephone.
IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE, COMPLETE
BOTH SIDES
OF PROXY CARD, DETACH AND RETURN IN THE ENCLOSED
ENVELOPE TO:
Illinois Stock Transfer Co.
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606
If you plan to personally attend the Annual Meeting of Shareholders on May 11, 2010, please check the box and list the names of attendees on the reverse side
I/We plan to attend the Annual Meeting.      ☐

DETACH PROXY CARD HERE	(continued on reverse side)

VOTER CONTROL NUMBER

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1. Read the accompanying Proxy Statement.
2. Visit our Internet voting site at www. ilstk.com, click on the “I am a Shareholder,” select the “Internet Voting” tab, enter your Voter Control Number and the last four digits of your Tax Identification Number that is associated with the account you are voting in the designated fields. Your Voter Control Number is shown above.
Please note that all votes cast by Internet must be completed and submitted prior to Sunday, May 9, 2010 at 11:59 p.m. Central Time.
Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:
1. Read the accompanying Proxy Statement.
2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.
3. When asked for your Voter Control Number, enter the number printed above.

Please note that all votes cast by telephone must be completed and submitted prior to Sunday, May 9, 2010 at 11:59 p.m. Central Time.
Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY MAIL

To vote by mail, complete both sides of the proxy card, sign and date on the reverse side, detach and return the card in the envelope provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDERS MEETING TO BE HELD ON MAY 11, 2010
The Proxy Statement and the 2009 Annual Report to Stockholders are available at
http://www.allianceproxy.com/apcapital/2010

AMERICAN PHYSICIANS
CAPITAL, INC.

REVOCABLE PROXY	AMERICAN PHYSICIANS CAPITAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned as a shareholder of record on March 15, 2010 hereby appoints R. Kevin Clinton and Frank H. Freund, or any of them, proxies with full power of substitution and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of American Physicians Capital, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 11, 2010, and at any adjournments thereof, upon all matters properly coming before the meeting including, without limitation, those set forth in the related Notice of Meeting and Proxy Statement dated March 26, 2010. In their discretion, to the extent permitted by law, the proxies are also authorized to vote upon such matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated March 26, 2010, is unable to serve or, for good cause, will not serve.

The Board recommends a vote “FOR” all nominees and “FOR” Proposal 2.

Names of persons attending:
Proposal 1. ELECTION OF DIRECTORS - CLASS III NOMINEES:

VOTE
	FOR	WITHHELD
01 Stephen H. Haynes, M.D.	☐	☐

02 Mitchell A. Rinek, M.D.	☐	☐
Proposal 2. Ratification of the appointment of BDO Seidman, LLP as independent registered public accounting firm for 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the nominees named on this proxy card and FOR the ratification of the appointment of the independent registered public accounting firm. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated March 26, 2010, and the 2009 Annual Report to Shareholders. The undersigned ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

SIGNATURE	DATE	SIGNATURE	DATE
Please sign exactly as name appears on the front of the proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
DETACH PROXY CARD HERE

ATTENTION SHAREHOLDERS
INTERNET VOTING
You can now submit your Proxy via the Internet and have your vote recorded.
• Why use the Internet
– Internet Voting is timelier.

– It saves the Company ever-rising cost of business reply postage.

– You can change your vote by re-voting at any time.

– It is simple and easy to use.
• Instructions for Internet Voting can be found on the reverse side.
• The Internet Voting Website is:
http://www.ilstk.com - click on “I am a Shareholder”
and select “Internet Voting”